Exhibit 99.1

Applied DNA Sciences Announces 1-for-40 Reverse Stock Split

- Common Stock to Begin Trading on a Split-Adjusted Basis at Market Open on Friday, November 1, 2019 -

STONY BROOK, N.Y., October 31, 2019 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”), a leader in polymerase chain reaction (PCR)-based DNA manufacturing for product authenticity and traceability solutions, announced today that it will effect a 1-for-40 reverse split of its outstanding common stock effective at 12:01 AM Eastern Time on Friday, November 1, 2019. The Company’s common stock will begin trading on a split-adjusted basis when The Nasdaq Capital Market opens on Friday, November 1, 2019 under the existing symbol “APDN.” Applied DNA’s common stock will trade under a new CUSIP number, #03815U300.

This announcement of the reverse stock split follows the Company’s special meeting of stockholders on October 31, 2019, at which the stockholders approved an amendment to the Company’s certificate of incorporation to implement a reverse split of its common stock, at a ratio in the range of 1-for-15 to 1-for-50 shares, and authorized the Company’s board of directors to determine the specific ratio.

The reverse stock split is intended to increase the per share trading price of Applied DNA’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”), and the terms of the Nasdaq Hearings Panel (the “Panel”) decision dated October 1, 2019, which requires that the Company evidence compliance with all applicable criteria for continued listing on or before December 31, 2019.

The Company can provide no assurance that the market price of its common stock will sufficiently increase following the reverse stock split to satisfy the Bid Price Requirement. Even if the reverse stock split results in a closing bid price in excess of $1.00 per share, there can be no assurance that the market price of the Company’s common stock following the reverse stock split will remain above the minimum level required to evidence full compliance with that requirement; that is, a closing bid price of at least $1.00 per share for a minimum of ten, but generally not more than 20, consecutive business days. The Company must also evidence compliance with the applicable $2.5 million stockholders’ equity requirement for continued listing on Nasdaq by no later than December 31, 2019, and as such may remain at risk for delisting notwithstanding the reverse stock split and/or timely satisfaction of the Bid Price Requirement.

The reverse stock split will impact all holders of Applied DNA’s common stock uniformly and will not impact any stockholder’s percentage ownership interest in the Company; however, no fractional shares will be issued in connection with the reverse stock split, and any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share. Furthermore, the reverse stock split will not affect any stockholder’s proportionate voting power, subject to the treatment of fractional shares.

At the effective time of the reverse stock split, every 40 shares of APDN common stock will convert into one newly issued share of APDN common stock, without any change in the par value of $0.001 per share. The reverse stock split will reduce the number of shares of Applied DNA’s outstanding common stock from 48,015,938 shares to approximately 1,200,399 shares. Proportional adjustments will be made to Applied DNA’s outstanding stock options and outstanding warrants (both publicly-traded and privately held).

“The reverse split has had very solid support from stockholders, and from the board of directors. We believe the change in capital structure can strongly benefit our stockholders,” stated Dr. James A. Hayward, Chairman, President and CEO of Applied DNA.

After the effective time of the reverse stock split, stockholders of shares of common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse split and will see the impact of the reverse split automatically reflected in their accounts. Beneficial holders are encouraged to contact their bank, broker or nominee for more information. Stockholders of record with shares held in certificate form will receive instructions from Applied DNA’s exchange agent, American Stock Transfer & Trust Company, LLC, regarding how to exchange existing stock certificates for new book-entry statements reflecting the post-reverse split shares of common stock.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 8, 2019, a copy of which is available at http://www.sec.gov or at the Company’s website at https://adnas.com/molecular-based-security/investors/sec-filings/.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and isolation of circulating tumor cells and the development of pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by Applied DNA in this presentation may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to substantial doubt relating to Applied DNA’s ability to continue as a going concern, uncertainties relating to its ability to maintain its NASDAQ listing after December 31, 2019 in light of delisting notices received and its recent hearing, the possibility of failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, its history of net losses, limited financial resources, limited market acceptance, its ability to penetrate key markets, the uncertainties inherent in research, development, and regulatory approval for Applied DNA’s or its partners’ product candidates, shifting enforcement priorities of U.S. federal laws relating to cannabis, its ability to satisfy the Bid Price Requirement following the reverse stock split discussed herein, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018, as amended, our subsequent quarterly reports on Form 10-Q filed on February 7, 2019, May 9, 2019 and August 13, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com web: www.adnas.com
twitter: @APDN